Exhibit 4.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 25, 2013,

among

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

AFFINIA GROUP INC.,

as Borrower,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL

and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.02	—	Mortgaged Property
Schedule 2.01	—	Commitments
Schedule 3.14	—	Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Simpson Thacher & Bartlett LLP
Exhibit C	—	Form of Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Form of Supplemental Perfection Certificate
Exhibit F	—	Form of Intercompany Indebtedness Subordination Agreement
Exhibit G	—	Auction Procedures
Exhibit H	—	Form of Affiliated Lender Assignment and Assumption
Exhibit I	—	Form of Maturity Date Extension Request
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K	—	Form of Intercreditor Agreement
Exhibit L	—	Form of Solvency Certificate

CREDIT AGREEMENT dated as of April 25, 2013 (this “Agreement”), among AFFINIA GROUP INTERMEDIATE HOLDINGS INC., a Delaware corporation, AFFINIA GROUP INC., a Delaware corporation, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that (a) the Tranche B-1 Term Lenders extend credit in the form of Tranche B-1 Term Loans on the Effective Date in an aggregate principal amount not in excess of $200,000,000 and (b) the Tranche B-2 Term Lenders extend credit in the form of Tranche B-2 Term Loans on the Effective Date in an aggregate principal amount not in excess of $470,000,000. The proceeds from the Term Loans, together with the Net Proceeds of the Borrower’s private placement of $250,000,000 aggregate principal amount of Senior Unsecured Notes and cash on hand, will be used to (a) repay all of the Borrower’s $547,363,000 aggregate principal amount of Existing Indebtedness, (b) pay the Effective Date Dividend to the Borrower’s stockholders in an aggregate amount not to exceed $132,703,379.20, (c) make the Dana Seller Note Payment in an aggregate principal amount of $61,250,000 of the Dana Seller Note, (d) repay the outstanding Preferred Equity of Parent and (e) pay fees and expenses related to the foregoing.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of April 25, 2013, among Holdings, the Borrower, the other Loan Parties party thereto, the lenders party thereto, the issuing banks party thereto and Bank of America, N.A., as administrative agent.

“ABL Credit Agreement Documents” means the Credit Documents (as defined in the ABL Credit Agreement).

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.18(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate. Notwithstanding the foregoing, in the case of Tranche B-1 Term Loans, in no event shall the Adjusted LIBO Rate at any time be less than 0.75% per annum, and, in the case of Tranche B-2 Term Loans, in no event shall the Adjusted LIBO Rate at any time be less than 1.25% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, has the power to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors (or equivalent governing body) of such Person or that is an officer or director of the Person specified.

“Affinia South America” means the Borrower’s vehicular products and accessories manufacturing and distribution businesses located in South America.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such screen) at approximately 11:00 a.m., London time, two Business Days prior to such day for dollar deposits in the London interbank market with a maturity of one month. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent and which is in general use for determining interest rates applicable to such deposits or, in the absence of such availability, on the rate at which dollar deposits of $5,000,000 and for a maturity of one month are offered by the principal London office of the Administrative Agent in immediately available funds to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, for purposes of determining the Alternate Base Rate for Tranche B-2 Term Loans, the Adjusted LIBO Rate shall be determined after giving effect to the last sentence of the definition thereof.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior unsecured notes; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition), (iii) if such Indebtedness is secured, the security agreement relating to such Indebtedness is not materially more favorable to the secured parties thereunder (when taken as a whole) than the Collateral Agreement is to the Lenders, (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties and (v) if such Indebtedness is secured, a trustee acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement.

“Applicable Rate” means, for any day, (a) with respect to any Loan that is a Tranche B-1 Term Loan, (i) 1.75% per annum, in the case of an ABR Loan, and (ii) 2.75% per annum, in the case of a Eurodollar Loan, and (b) with respect to any Loan that is a Tranche B-2 Term Loan, (i) 2.50% per annum, in the case of an ABR Loan, and (ii) 3.50% per annum, in the case of a Eurodollar Loan.

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Arrangers” means JPMorgan, MLPFS, Barclays and DB, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” means the procedures set forth in Exhibit G.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section
9.04(e).

“Available Amount” means, at any time, (a) the sum of (i) the sum of Excess Cash Flow for each fiscal year of the Borrower in respect of which financial statements have been delivered pursuant to Section 5.01(a), plus (ii) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings to the extent such Net Proceeds are received by the Borrower minus (b) the sum at such time of (i) all prepayments required to be made under Section 2.09(c) in respect of Excess Cash Flow for each fiscal year of the Borrower in respect of which financial statements have been delivered pursuant to Section 5.01(a), plus (ii) investments, loans and advances previously or concurrently made under Section 6.04(u) in reliance on the Available Amount, plus (iii) Restricted Payments previously or concurrently made under Section 6.08(a)(xii) in reliance on the Available Amount, plus (iv) prepayments of Indebtedness previously or concurrently made under Section 6.08(b)(iv) in reliance on the Available Amount.

“Barclays” means Barclays Capital.

“Blocked Person” means any Person that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Affinia Group Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of a written Borrowing Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03 or 2.04, as applicable.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Holdings, the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.09(b), (ii) made by Holdings, the Borrower or any Subsidiary as payment of the consideration for a Permitted Acquisition or a Permitted Foreign Acquisition, (iii) made by Holdings, the Borrower or any Subsidiary to effect leasehold improvements to any property leased by Holdings, the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by Holdings, the Borrower or any Subsidiary and (v) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings, the Borrower or any Subsidiary.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holders, of 50% or more on a fully diluted basis of the Voting Equity Interests in Holdings; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the date hereof, (ii) nominated by the board of directors of Holdings or the Permitted Holders or (iii) appointed by directors who were directors of Holdings on the date hereof or were so nominated as provided in subclause (ii) of this clause (c); or (d) the occurrence of a “Change in Control” as defined in the Senior Unsecured Notes Documents or the ABL Credit Agreement Documents.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B-1 Term Loans, Tranche B-2 Term Loans or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Tranche B-1 Term Commitment, Tranche B-2 Term Commitment or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means Barclays and DB.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary either (A) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in paragraphs (b) and (c) of Section 4.01 with respect to such Person;

(b) (i) all outstanding Equity Interests of the Borrower and each Subsidiary, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding Voting Equity Interests of any first-tier Foreign Subsidiary or any Foreign-Subsidiary Holding Company, (y) any of the outstanding Voting Equity Interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary or (z) any Equity Interests to the extent that a pledge of such Equity Interests is prohibited by any requirements of law or contract (so long as any contractual restriction is not incurred in contemplation of such entity becoming a subsidiary of Holdings) and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is uncertificated);

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary, and all other Indebtedness of any Person in a principal amount of $5,000,000 or more, in each case, that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that the requirements of the foregoing clauses (i), (ii) and (iv) shall be completed on or before the date that is 120 days after the Closing Date (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) in accordance with Section 5.14;

(f) the Administrative Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as applicable, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank in the United States (other than (A) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, employee medical and dental expenses and similar expenses, (B) deposit accounts the daily balance in which does not at any time exceed $1,000,000 for any such account or $5,000,000 for all such accounts, (C) any deposit account that is a zero-balance disbursement account and (D) any deposit account the funds in which consist solely of (1) funds held by Holdings, the Borrower or any Subsidiary in trust for any director, officer or employee of Holdings, the Borrower or any Subsidiary or any employee benefit plan maintained by Holdings, the Borrower or any Subsidiary or (2) funds representing deferred compensation for the directors and employees of Holdings, the Borrower and the Subsidiaries) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any securities account the securities entitlements in which consist solely of (A) securities entitlements held by Holdings, the Borrower or any Subsidiary in trust for any director, officer or employee of Holdings, the Borrower or any Subsidiary or any employee benefit plan maintained by Holdings, the Borrower or any Subsidiary or (B) securities entitlements representing deferred compensation for the directors and employees of Holdings, the Borrower and the Subsidiaries), and the requirements of the Collateral Agreement relating to the concentration and application of collections on accounts shall have been satisfied; and

(g) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets, rights or properties of the Loan Parties, or the provision of Guarantees by any Designated Subsidiary, if and for so long as the Administrative Agent, in consultation with the Borrower, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, rights or properties, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, rights or properties, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material Taxes on Lenders)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets, rights or properties or the provision of Guarantees by any Subsidiary (including extensions beyond the Effective Date or in connection with assets, rights or properties acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such creation and perfection of security interests, obtaining of title insurance, legal opinions or other deliverables, or provision of Guarantees cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

“Commitment” means with respect to any Lender, such Lender’s Tranche B-1 Term Commitment, Tranche B-2 Term Commitment or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Consenting Lender” has the meaning assigned to such term in 2.19(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) consolidated interest expense of Holdings and its subsidiaries for such period, (ii) consolidated income tax expense of Holdings and its subsidiaries for such period (including any income tax expense of Parent for such period to the extent Holdings or any of its subsidiaries has made payment in accordance with the terms hereof to or for the account of Parent in respect thereof and such tax expense of Parent is deducted in determining Consolidated Net Income for such period), (iii) depreciation and amortization expense of Holdings and its subsidiaries for such period, (iv) fees and expenses incurred during such period in connection with the Transactions, (v) fees and expenses incurred during such period in connection with any proposed or actual permitted merger, acquisition, investment, asset sale, other disposition or capital markets transaction, without regard to the consummation thereof, (vi) charges for impairment of inventory during such period and non-recurring charges incurred during such period in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an aggregate amount for all such charges not to exceed 10.0% of Consolidated EBITDA for such period, (vii) any non-cash charges, losses or expenses of Holdings and its subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than (x) any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any Permitted Acquisition or Permitted Foreign Acquisition and (y) any charge for impairment of inventory that is permitted by clause (vi) above), (viii) non-recurring charges incurred during such period in respect of changeovers in connection with new business with new or existing customers in an amount not to exceed 5.0% of Consolidated EBITDA for such period, (ix) the amount of management and advisory fees and related expenses paid to the Sponsors, not to exceed $3,000,000 during any such period, (x) the cost to the Borrower in 2012, not to exceed $700,000, in connection with the implementation of a new enterprise resource planning system for the brake business formerly owned by the Borrower, (xi) amounts paid during such period in connection with the settlement of litigation, (xii) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, (xiii) any expense during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (xiv) any losses during such period resulting from the sale or disposition of any asset of Holdings, the Borrower or any Subsidiary outside the ordinary course of business, (xv) the cumulative effect of a change in accounting principles; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges), (ii) amounts received during such period in connection with the settlement of litigation, (iii) any income during such period relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, (iv) cash payments during such period relating to deferred compensation and other equity-based compensation plans and cash contributions to defined benefits pension or post-retirement benefit plans in an amount not to exceed the amount included in Consolidated EBITDA pursuant to clause (a)(xiv) above, (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, (v) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement, and (vi) the cumulative effect of a change in accounting principles. In the event any Subsidiary shall be a Subsidiary that is not wholly owned by Holdings, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer, attributable to such Subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such Subsidiary.

“Consolidated Net Debt” means, as of any date, (a) the aggregate principal amount of Indebtedness of the type specified in clauses (a), (b), (e), (f) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b), (e) and (g) of the definition thereof), (g), (h) (but only to the extent issued in support of Indebtedness of others of the types specified in clauses (a), (b), (e) and (g) of the definition thereof) and (j) of Holdings and its subsidiaries outstanding as of such date determined on a consolidated basis minus (b) the amount of unrestricted cash and cash equivalents held, on such date by the Borrower and the Subsidiary Loan Parties, not to exceed $45,000,000.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings and its subsidiaries for such period determined in accordance with GAAP as set forth on the consolidated financial statements of Holdings and its subsidiaries for such period (after deduction for non-controlling interests other than to the extent of cash dividends received during such period by Holdings and its subsidiaries in respect of such interests during such period) and excluding any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Consolidated Senior Secured Net Debt” means, as of any date, Consolidated Net Debt minus the sum of (a) the portion of Indebtedness of Holdings and its subsidiaries included in Consolidated Net Debt that is not secured by any Lien on property or assets of Holdings or its subsidiaries and (b) the portion of Indebtedness of Holdings or any of its subsidiaries included in Consolidated Net Debt that is secured by Liens on property or assets of Holdings or its subsidiaries, which Liens are expressly subordinated or junior to the Liens securing the Term Facilities and the revolving credit facility under the ABL Credit Agreement Documents other than, in the case of clauses (a) and (b), outstanding Indebtedness of Subsidiaries that are not Loan Parties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as applicable, with which such account is maintained.

“Dana Seller Note” means the note issued by Holdings to Dana Corporation as part of the financing in connection with the acquisition of substantially all of the aftermarket business operations of Dana Corporation.

“Dana Seller Note Payment” means the repayment of $61,250,000 aggregate principal amount of the Borrower’s outstanding Dana Seller Note with a portion of the Net Proceeds of the Transactions.

“DB” means Deutsche Bank Securities Inc.

“Declining Lender” has the meaning assigned to such term in Section 2.19(a).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” means each wholly owned Subsidiary other than (a) a Subsidiary that is (i) a Foreign Subsidiary, (ii) a Foreign-Subsidiary Holding Company and (iii) a Subsidiary of a Foreign Subsidiary or a Foreign-Subsidiary Holding Company, (b) a Subsidiary that is not a Material Subsidiary or (c) a Subsidiary that is not permitted by law, regulation or contract to provide the Guarantee required by the Collateral and Guarantee Requirement (so long as any such contractual restriction is not incurred in contemplation of such Person becoming a Subsidiary), or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such Guarantee would result in a material adverse tax consequence to the Borrower and its Subsidiaries, taken as a whole (as reasonably determined in good faith by the Borrower); provided that the term “Designated Subsidiary” shall include any Subsidiary described in clause (b) of this definition that is designated as a “Designated Subsidiary” in accordance with Section 5.12(b) and any Subsidiary that Guarantees or grants a Lien on its assets to secure the obligations under the ABL Credit Agreement.

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations or (ii) upon a “change in control” or asset sale; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent or if the terms of such Equity Interest provides that a Person may not repurchase such Equity Interest unless such Person would be permitted to do so in compliance with Section 6.08 or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (j) of the definition thereof) or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that (x) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (y) any Equity Interest that would constitute a Disqualified Equity Interest solely as a result of a redemption feature that is conditioned upon, or subject to, compliance with Section 6.08 will not constitute a Disqualified Equity Interest.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is April 25, 2013.

“Effective Date Dividend” means (i) payments in an aggregate amount not to exceed $132,703,379.20 substantially concurrent with the Effective Date with a portion of the Net Proceeds of the Transactions in respect of the payment of a cash dividend by Borrower to Holdings and by Holdings to Parent and (ii) in lieu of dividends or distributions on Equity Interests in Parent (or any direct or indirect parent thereof), special bonuses, dividend equivalents, Equity Interests, adjustments to Equity Interests or other payments (in accordance with the terms of stock option, stock incentive, deferred compensation or other equity-based plans and related awards agreements) granted, paid or provided on or after the Effective Date to directors, officers, employees or consultants who hold Equity Interests in Parent (or any direct or indirect parent thereof).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Holdings, the Borrower, any Subsidiary or any other Affiliate of Holdings.

“Environmental Laws” means all applicable and legally binding treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) to the extent relating to the environment or the management of or exposure to Hazardous Materials, health and safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in

Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the consolidated net income (or loss) of Holdings, the Borrower and the Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Subsidiary that is not wholly owned by Holdings to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Borrower and the Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(e) the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources) and (ii) cash consideration paid during such fiscal year to make acquisitions or other investments (other than Permitted Investments) (except to the extent financed from Excluded Sources); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Term Loans prepaid pursuant to Section 2.09(a) or (c) and (ii) repayments or prepayments of Long-Term Indebtedness financed from Excluded Sources; minus

(g) the aggregate amount of Restricted Payments made by the Borrower to Holdings, the proceeds of which are used by Holdings to pay Restricted Payments, in cash during such fiscal year pursuant to Section 6.08(a) (other than clause (vii) of Section 6.08(a)), except to the extent that such Restricted Payments are made to fund expenditures that reduce Consolidated Net Income (or loss) of the Borrower.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in Holdings, the Borrower or any Subsidiary (other than issuances or sales of Equity Interests to Holdings, the Borrower or any Subsidiary) or any capital contributions to Holdings, the Borrower or any Subsidiary (other than any capital contributions made by Holdings, the Borrower or any Subsidiary).

“Excluded Swap Guarantor” means Holdings or any Subsidiary Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to Holdings or any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of Holdings or such Subsidiary Loan Party of, or the grant by Holdings or such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means, collectively, the Borrower’s $367,363,000 aggregate principal amount of outstanding senior subordinated notes due 2014 and $180,000,000 aggregate principal amount of outstanding senior secured notes due 2016.

“Extension Effective Date” has the meaning assigned to such term in Section 2.19(a).

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b) of the Code and any current or future regulations or official interpretations thereof and any intergovernmental agreements entered into in connection with the implementation thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions under Requirements of Law or by the terms of such Foreign Pension Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; (c) the failure of any Foreign Pension Plan to comply with any material Requirements of Law or with the material terms of such Foreign Pension Plan; or (d) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in Holdings, the Borrower or any Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, then a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, then a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” means any plan, trust, insurance contract, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees or other service providers of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign-Subsidiary Holding Company” means any Subsidiary substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries, intellectual property relating to such Foreign Subsidiaries and any other assets incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer)). The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any Subsidiary shall be a Hedging Agreement.

“Holdings” means Affinia Group Intermediate Holdings Inc., a Delaware corporation.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.18(c).

“Incremental Term Facilities” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business and (ii) any earnout obligation until such obligation ceases to be contingent), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout ceases to be contingent. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated April 2, 2013, relating to the Transactions.

“Intercompany Indebtedness Subordination Agreement” means the Intercompany Indebtedness Agreement substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” means the intercreditor agreement in the form of Exhibit K or any other form approved by each of the Administrative Agent and the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.05, which shall be, in the case of a written Interest Election Request, in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” means J.P. Morgan Securities LLC.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market in an amount comparable to the amount of such Eurodollar Borrowing and with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent and which is in general use for determining interest rates applicable to such deposits or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, the Collateral Agreement, the other Security Documents, the Intercompany Indebtedness Subordination Agreement, and the Intercreditor Agreement (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).

“Loan Parties” means, collectively, Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of Holdings, the Borrower and the Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of Holdings, the Borrower and the Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of Holdings most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of Holdings, the Borrower and the Subsidiaries or 10% of the consolidated revenues of Holdings, the Borrower and the Subsidiaries, respectively, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date” means the Tranche B-1 Term Maturity Date, the Tranche B-2 Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans, as the context requires.

“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.19.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MNPI” means material information concerning Holdings, the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.02, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by Holdings, the Borrower and the Subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” means a Lender whose consent to a Proposed Change is not obtained.

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations and (c) all the Secured Hedging Obligations.

“Other Connection Tax” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent” means Affinia Group Holdings Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or any other Loan Party of a majority of the outstanding Equity Interests (other than directors’ qualifying shares) in all or substantially all the assets of or all or substantially all the assets constituting a business unit, division, product line or line of business of a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) such Person (in the case of an acquisition of Equity Interests) is organized under the laws of, and a majority of its assets (or the assets of such business unit, division, product line or line of business, as applicable) are located in, the United States of America, any State thereof or the District of Columbia, (c) no Default has occurred and is continuing or would result therefrom, (d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 shall be taken within the time periods prescribed thereby (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (f) the business of such Person or such assets, as applicable, constitutes a business permitted by Section 6.03(b), (g) the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most recently ended fiscal quarter of the Borrower, is equal to or less than 5.00 to 1.00, and (h) the Borrower has delivered to the Administrative Agent, no later than five Business Days after the date any such purchase or acquisition is consummated, a certificate of a Financial Officer to the effect set forth in clauses (a) through (f) above, and setting forth reasonably detailed calculations demonstrating compliance with clause (g) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any subsidiary of Holdings in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any subsidiary of Holdings in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings, the Borrower and the Subsidiaries;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights subject to any lease, license or sublicense or concession agreement in the ordinary course of business to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens that are contractual rights of set-off;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Subsidiary in the ordinary course of business.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Foreign Acquisition” means any acquisition by a Foreign Subsidiary of a majority of the outstanding Equity Interests (other than directors’ qualifying shares) in all or substantially all the assets of or all or substantially all the assets constituting a business unit, division, product line or line of business of a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (d) the business of such Person or such assets, as applicable, constitutes a business permitted by Section 6.03(b), (e) the purchase price is funded solely with investments in such Foreign Subsidiary made in accordance with Section 6.04, Indebtedness incurred by such Foreign Subsidiary in compliance with Section 6.01 and cash generated from the operations of such Foreign Subsidiary, (f) the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most recently ended fiscal quarter of the Borrower, is equal to or less than 5.00 to 1.00 and (g) the Borrower has delivered to the Administrative Agent, no later than five Business Days after the date any such purchase or acquisition is consummated, a certificate of a Financial Officer to the effect set forth in clauses (a) through (e) above, and setting forth reasonably detailed calculations demonstrating compliance with clause (f) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period).

“Permitted Holders” means the Sponsor and any Affiliate thereof, and investment funds or partnerships managed by any of the foregoing, but excluding any portfolio company of any of the foregoing and any Person Controlled by any such portfolio company (including Holdings, the Borrower and the Subsidiaries).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Second Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iii) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such Indebtedness than the existing Security Documents are to the Lenders, (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties and (v) such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties, (iii) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Subsidiary and (iv) if such Indebtedness is contractually subordinated to the Obligations, such subordination terms shall be market terms at the time of incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Preferred Equity” means Parent’s 9.5% Class A Convertible Participatory Preferred Stock.

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of Holdings, the Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b), (c), (d), (e), (f), (g), (h) and (j) of Section 6.05, (ii) dispositions of ABL Priority Collateral and (iii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $5,000,000 in the case of any single disposition or series of related dispositions and (B) $10,000,000 for all such dispositions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings, the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $10,000,000; or

(c) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, for purposes of determining the Total Leverage Ratio, the Senior Secured Leverage Ratio or Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions and Permitted Foreign Acquisitions, all issuances, incurrences or assumptions of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition or a Permitted Foreign Acquisition or any Incremental Term Loan may be made, since the beginning of) the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) in the case of an acquisition, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition; provided that (i) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings meet the requirements set forth in this clause (b) and (ii) if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.

“Purchasing Borrower Party” means any of Holdings, the Borrower or any Subsidiary.

“Purchasing Debt Affiliate” means any Affiliate of Holdings (other than a Purchasing Borrower Party).

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Rate” means, for any day, the Adjusted LIBO Rate as of such day for a Eurodollar Borrowing with an Interest Period of three months’ duration (without giving effect to the last sentence of the definition of the term “Adjusted LIBO Rate” herein).

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness; (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Refinancing Term Lender” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Term Loan Indebtedness” means (a) Permitted Second Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Term Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt, and such stated final maturity of such Refinancing Term Loan Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the Latest Maturity Date of such Refinanced Debt; (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt) prior to the earlier of (A) the latest stated final maturity of such Refinanced Debt and (B) 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the Weighted Average Yield of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than the Weighted Average Yield of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt, (v) in the case of Refinancing Term Loans, such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans of the applicable Class being refinanced (other than (A) with respect to pricing, maturity and amortization and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date) on the date such Refinancing Term Loan is incurred; and (vi) the minimum aggregate principal amount of such Refinancing Term Loan Indebtedness shall be $100,000,000.

“Refinancing Term Loans” shall mean one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Repricing Transaction” means, with respect to either the Tranche B-1 Term Borrowings or the Tranche B-2 Term Borrowings, (i) the prepayment or refinancing of all or a portion of such Borrowings concurrently with the incurrence by the Borrower of any long-term bank debt financing or any other financing similar to such Borrowings, in each case having a lower all-in yield than the Applicable Rate in respect of such Term Loans (based on the definition of the term “Applicable Rate” as in effect on the Effective Date) (other than such prepayments or repayments in connection with the sale of Holdings, the Borrower, or all or substantially all of its or their consolidated assets or a Change in Control) (including, for purposes of determining all-in yield, in addition to the applicable coupon, any interest rate “floors”, upfront or similar fees and original issue discount payable to the holders of such Indebtedness (in their capacities as such) with respect to such Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or similar fees payable to any arranger (or affiliate thereof) in connection with the commitment or syndication of such Indebtedness) or (ii) any amendment to such Term Loans that, directly or indirectly, reduces the “effective” interest rate applicable to such Term Loans (in each case, with original issue discount and upfront fees). For purposes of this defined term, original issue discount and upfront fees shall be equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity (or, if less, the remaining life to maturity).

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the sum of the outstanding Term Loans at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment of any and all obligations of Holdings, the Borrower and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent or an Affiliate thereof, or to any Person that, at the time such obligations were incurred, was the Administrative Agent or an Affiliate thereof, (b) are owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Hedging Obligations” means the due and punctual payment of any and all obligations of Holdings, the Borrower and each Subsidiary arising under each Hedging Agreement that (a) is with a counterparty that is the Administrative Agent or an Affiliate thereof, or any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent or an Affiliate thereof, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (d) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations and (e) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Senior Secured Net Debt to (b) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on such date.

“Senior Unsecured Notes” means (a) the senior unsecured notes due 2021 issued by the Borrower on the Effective Date and (b) any senior unsecured notes that are registered under the Securities Act and issued in exchange for the senior unsecured notes described in clause (a) of this definition.

“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture, all instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes, providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing.

“Senior Unsecured Notes Indenture” means the Indenture dated as of April 25, 2013, among the Borrower, Holdings, the Subsidiaries listed therein and Wilmington Trust, National Association, as trustee, in respect of the Senior Unsecured Notes.

“Specified ECF Percentage” means, with respect to any fiscal year of Holdings, (a) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 4.00 to 1.00, 50%, (b) if the Total Leverage Ratio as of the last day of such fiscal year is greater than 3.00 to 1.00 but less than or equal to 4.00 to 1.00, 25%, and (c) if the Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00, 0%.

“Sponsor” means The Cypress Group L.L.C.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors and any other banking authority (domestic or foreign) to which the Administrative Agent or any Lender (including any branch, Affiliate or fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, by such Person.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary that is or, after the date hereof, becomes a party to the Collateral Agreement.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Swap Obligations” means, with respect to Holdings or any Subsidiary Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Syndication Agent” means MLPFS.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitments” means, collectively, the Tranche B-1 Term Commitments, the Tranche B-2 Term Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means, collectively, the Tranche B-1 Term Lenders, the Tranche B-2 Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means, collectively, the Tranche B-1 Term Loans, the Tranche B-2 Term Loans and any Incremental Term Loans.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Net Debt to (b) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on such date.

“Tranche B-1 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B-1 Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B-1 Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B-1 Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B-1 Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B-1 Term Commitments is $200,000,000.

“Tranche B-1 Term Lender” means a Lender with a Tranche B-1 Term Commitment or an outstanding Tranche B-1 Term Loan.

“Tranche B-1 Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Tranche B-1 Term Maturity Date” means the date that is three years after the Effective Date, as the same may be extended pursuant to Section 2.19.

“Tranche B-2 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B-2 Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B-2 Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B-2 Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B-2 Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B-2 Term Commitments is $470,000,000.

“Tranche B-2 Term Lender” means a Lender with a Tranche B-2 Term Commitment or an outstanding Tranche B-2 Term Loan.

“Tranche B-2 Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche B-2 Term Maturity Date” means the date that is seven years after the Effective Date, as the same may be extended pursuant to Section 2.19.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party and the borrowing of Loans, (b) the execution, delivery and performance by each Loan Party of the ABL Credit Agreement Documents (including the ABL Credit Agreement) to which it is to be a party and the borrowing of any loans or other extensions of credit thereunder on the Effective Date, (b) the execution, delivery and performance by each Loan Party of the Senior Unsecured Notes Documents to which it is to be a party and the issuance of the Senior Unsecured Notes, (c) the repayment of the Existing Indebtedness, (d) the payment of the Effective Date Dividend, (e) the Dana Seller Note Payment, (f) the repayment of the outstanding Preferred Equity of Parent and (g) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.

“Weighted Average Yield” means, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”, but excluding any arrangement, commitment, structuring and underwriting fees paid or payable to the arrangers (or similar titles) or their affiliates, in each case in their capacities as such, in connection with such Loans; provided that (a) for purposes of calculating the Weighted Average Yield for any Incremental Term Loan, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity) and (b) with respect to the calculation of the Weighted Average Yield of the Tranche B-2 Term Loans in connection with any Incremental Term Loan, (i) to the extent that the Reference Rate on the effective date of such Incremental Term Loans is less than 1.25%, then the amount of such difference shall be deemed to be added to the Weighted Average Yield for the Tranche

B-2 Term Loans solely for the purpose of determining whether an increase in the interest rate for the Tranche B-2 Term Loans shall be required pursuant to Section 2.18(b) and (ii) to the extent that the Reference Rate on the effective date of such Incremental Term Loans is less than the interest rate floor, if any, applicable to such Incremental Term Loans, then the amount of such difference shall be deemed to be added to the Weighted Average Yield of such Incremental Term Loans solely for the purpose of determining whether an increase in the interest rate for the Tranche B-2 Term Loans shall be required pursuant to Section 2.18(b). For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of Holdings, the Borrower or any Subsidiary).

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. Federal withholding Tax, any other withholding agent, if applicable.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche B-1 Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche B-1 Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche B-1 Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche B-1 Term Loan Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein and (iii) notwithstanding any change in GAAP after the Effective Date which would have the effect of treating any lease properly accounted for as an operating lease prior to such accounting change as a capital lease after giving effect to any such accounting change, for all purposes of calculating Indebtedness for any purpose under this Agreement, the Loan Parties shall continue to make such determinations and calculations with respect to all leases (whether then in existence or thereafter entered into) in accordance with GAAP (as it relates to such issue) as in effect prior to such change and consistent with their past practices.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Permitted Foreign Acquisition or any sale, transfer or other disposition of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business occurs, for purposes of determining compliance with the covenants contained in Sections 6.01(a)(xix), 6.01(a)(xx), 6.04(r) and 6.08(a)(iii) or otherwise for purposes of determining the Total Leverage Ratio, Senior Secured Leverage Ratio and Consolidated EBITDA, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche B-1 Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B-1 Term Commitment and (b) to make a Tranche B-2 Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B-2 Term Commitment. All Loans shall be denominated in dollars. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i) whether the requested Borrowing is to be a Tranche B-1 Term Borrowing, a Tranche B-2 Term Borrowing or a Borrowing of any Incremental Term Loan;

(ii) the aggregate amount of such Borrowing;

(iii) the requested date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic imaging to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to Holdings or the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing (or Borrowing of the applicable Class, as applicable) may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing (or Eurodollar Borrowing of the applicable Class, as applicable) shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Tranche B-1 Term Commitments and Tranche B-2 Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B-1 Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
September 30, 2013	$500,000
December 31, 2013	$500,000
March 31, 2014	$500,000
June 30, 2014	$500,000
September 30, 2014	$500,000
December 31, 2014	$500,000
March 31, 2015	$500,000
June 30, 2015	$500,000
September 30, 2015	$500,000
December 31, 2015	$500,000
April 25, 2016	$195,000,000

(b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B-2 Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
September 30, 2013	$1,175,000
December 31, 2013	$1,175,000
March 31, 2014	$1,175,000
June 30, 2014	$1,175,000
September 30, 2014	$1,175,000
December 31, 2014	$1,175,000
March 31, 2015	$1,175,000
June 30, 2015	$1,175,000
September 30, 2015	$1,175,000
December 31, 2015	$1,175,000
March 31, 2016	$1,175,000
June 30, 2016	$1,175,000
September 30, 2016	$1,175,000
December 31, 2016	$1,175,000
March 31, 2017	$1,175,000
June 30, 2017	$1,175,000
September 30, 2017	$1,175,000
December 31, 2017	$1,175,000
March 31, 2018	$1,175,000
June 30, 2018	$1,175,000
September 30, 2018	$1,175,000
December 31, 2018	$1,175,000
March 31, 2019	$1,175,000
June 30, 2019	$1,175,000
September 30, 2019	$1,175,000
December 31, 2019	$1,175,000
April 25, 2020	$439,450,000

(c) To the extent not previously paid, (i) all Tranche B-1 Term Loans shall be due and payable on the Tranche B-1 Term Maturity Date and (ii) all Tranche B-2 Term Loans shall be due and payable on the Tranche B-2 Term Maturity Date.

(d) Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section (i) in the case of a prepayment pursuant to Section 2.09(a), as directed in writing by the Borrower and (ii) in the case of a prepayment pursuant to Section 2.09(b) or (c), (x) first, in direct order of maturity to the scheduled repayments occurring in the 24 months following the date of such prepayment and (y) second, ratably to the remaining scheduled repayments based on the amount of such scheduled repayments; provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.20 shall be applied to subsequent scheduled repayments as provided in such Section and (C) if any Lender elects to decline a mandatory prepayment of a Term Borrowing, then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (except as set forth in clause (f) of this Section 2.09), subject to Section 2.14.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, on the day such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, within three Business Days after such Net Proceeds are received), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 360 days after receipt of such Net Proceeds to acquire real property, equipment or other assets to be used in the business of the Borrower or the Subsidiaries or to enter into a Permitted Acquisition or Permitted Foreign Acquisition and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 360-day period (or within a period of 180 days thereafter if by the end of such initial 360-day period the Borrower or one or more Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other assets or to make a Permitted Acquisition or Permitted Foreign Acquisition), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(c) Following the end of the four consecutive fiscal quarter period ending June 30 of each year, but commencing with the four consecutive fiscal quarter period ending June 30, 2014, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such four consecutive fiscal quarter period; provided that such amount shall be reduced by the aggregate amount of prepayments of Term Borrowings made pursuant to paragraph (a) of this Section during such four consecutive fiscal quarter period, excluding any such prepayments to the extent financed from Excluded Sources. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements for such fiscal quarter ending June 30 are delivered pursuant to Section 5.01(b) with respect to the four consecutive fiscal quarter period ending June 30 for which Excess Cash Flow is being calculated (and in any event not later than the last day on which such financial statements may be delivered in compliance with such Section).

(d) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche B-1 Term Borrowings and Tranche B-2 Term Borrowings (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic imaging) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(f) All (i) prepayments of (x) Tranche B-1 Term Borrowings effected on or prior to the six-month anniversary of the Effective Date and (y) Tranche B-2 Term Borrowings effected on or prior to the one-year anniversary of the Effective Date, in each case with the proceeds of a Repricing Transaction, and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to (x) in the case of Tranche B-1 Term Borrowings, the six-month anniversary of the Effective Date and (y) in the case of Tranche B-2 Term Borrowings, the one-year anniversary of the Effective Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a fee payable to the applicable Lenders in an amount equal to 1.00% of the aggregate principal amount of the Term Borrowings so prepaid in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Term Borrowings affected by such amendment, amendment and restatement or other modification in the case of a transaction described in clause (ii) of this paragraph. Notwithstanding the foregoing, this paragraph shall not apply to a refinancing of all the Loans outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment, amendment and restatement or other modification of this Agreement being adopted in connection with such transaction); provided that the primary purpose of such transaction is not to effect a Repricing Transaction. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Term Lenders of the applicable Class, on the date of such prepayment.

SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided that, if a Loan, or a portion thereof, is repaid on the same day on which such Loan is made, one day’s interest shall accrue on the portion of such Loan so prepaid). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone, facsimile or other electronic imaging as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (ii) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.

SECTION 2.13. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as applicable, such additional amount or amounts as will compensate such Lender or other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.15. Taxes. (a) Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), 2.15(f)(ii)(B) or 2.15(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts paid pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 pm, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Eligible Assignee, to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that complies with the terms of Section 9.04(e) or (f), as applicable. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or (b), 2.15(e), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender has requested compensation under Section 2.13, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or (iii) any Lender has become a Declining Lender under Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or 2.15) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.09(f) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.09(f)) or the Borrower (in the case of all other amounts

(including any fee payable pursuant to Section 2.09(f)), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.

SECTION 2.18. Incremental Term Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Incremental Term Loans”) and Alternative Incremental Facility Debt in an aggregate principal amount of up to (i) $100,000,000 if, after giving effect to the incurrence of such amount and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Term Loans and such Alternative Incremental Facility Debt has been funded on such date and the proceeds of such amount shall be excluded from the calculation of cash and cash equivalents set forth in clause (b) of the definition of Consolidated Net Debt), the Total Leverage Ratio is equal to or less than 5.00 to 1.00 plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Term Loans and such Alternative Incremental Facility Debt has been funded on such date and that such Incremental Term Loans and Alternative Incremental Facility Debt is secured on a senior basis and the proceeds of such amount shall be excluded from the calculation of cash and cash equivalents set forth in clause (b) of the definition of Consolidated Net Debt), the Senior Secured Leverage Ratio is equal to or less than 3.50 to 1.00; provided that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Default has occurred and is continuing or shall result therefrom, and (B) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above, together with reasonably detailed calculations demonstrating compliance with clauses (a)(i) and (a)(ii) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or 5.01(b) and Section 5.01(d), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA for the relevant period). Each tranche of Incremental Term Loans shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Loans set forth above.

(b) The Incremental Term Loans (i) shall rank pari passu or junior in right of payment in respect of the Collateral and with the Obligations in respect of the Tranche B-1 Term Loans and the Tranche B-2 Term Loans, (ii) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Tranche B-1 Term Loans and the Tranche B-2 Term Loans and (iii) other than amortization, pricing and maturity date, shall be on terms and subject to conditions as agreed between the Borrower and the Incremental Term Lenders and, to the extent such terms (other than with respect to maturity, amortization and pricing) are inconsistent with those governing the Tranche B-2 Term Loans, reasonably satisfactory to the Administrative Agent; provided that (A) if the Weighted Average Yield relating to any Incremental Term Loan exceeds the Weighted Average Yield relating to a Class of existing Term Loans (after giving effect to any amendments to the applicable margin on such Class of existing Term Loans prior to time that such Incremental Term Loans are made) immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, then the Applicable Rate relating to such Class of existing Term Loans shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to such Class of existing Term Loans by more than 0.50%, (B) any Incremental Term Loan shall not have a final maturity date earlier than the Tranche B-2 Term Maturity Date and (C) any Incremental Term Loan shall not have a weighted average life that is shorter than the weighted average life of the then-remaining Tranche B-2 Term Loans.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loan. Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Term Loan, unless it so agrees. Commitments in respect of any Incremental Term Loans shall become Commitments under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the effective date thereof of each of the conditions set forth in clauses (g) and (h) of Section 4.01 (it being understood and agreed that all references to a Borrowing in clauses (g) and (h) of Section 4.01 shall be deemed to refer to the applicable Incremental Facility Amendment).

SECTION 2.19. Extension of Maturity Date. (a) The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing Maturity Date for the applicable Class of Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section. Each Maturity Date Extension Request shall (i) specify the applicable Class of Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.17(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Maturity Date Extension Request has become effective hereunder, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder.

(d) Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in clauses (g) and (h) of Section 4.01 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer.

(e) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.06(c) or Section 2.16(b) or 2.16(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f) The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

SECTION 2.20. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Term Loan Indebtedness. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) no Default shall have occurred and be continuing on the Refinancing Effective Date,

(ii) on the applicable Refinancing Effective Date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (a) in the case of the representations and warranties qualified as to materiality, in all respects and (b) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date,

(iii) substantially concurrently with the incurrence of such Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Term Borrowings of the applicable Class (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Term Borrowings of such Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.07(a) ratably, and

(iv) such notice shall set forth, with respect to the Refinancing Term Loan Indebtedness established thereby in the form of Refinancing Term Loans, to the extent applicable, the following terms thereof: (a) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (b) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class, (c) amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (d) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (e) the fees applicable to the Refinancing Term Loans of such Class, (f) any original issue discount applicable thereto, (g) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class and (h) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are materially more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class.

(b) Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.

(c) Any Refinancing Term Loans shall be established pursuant to a Refinancing Facility Agreement executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender). Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section 2.20, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Due Execution and Delivery; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents, (ii) consents, approvals, registrations or filings which have been obtained or made and are in full force and effect or (iii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Subsidiary, (c) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument (including the ABL Credit Agreement) binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary, except Liens created under the Loan Documents or the ABL Credit Agreement Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders Holdings’ consolidated balance sheets and the related consolidated statements of operations, shareholder’s equity and cash flows as of and for the fiscal years ended December 31, 2012 and December 31, 2011, audited and reported on by Deloitte & Touche LLP, independent public accountants (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit other than with respect to the Borrower’s internal controls over financial reporting for which an opinion as to effectiveness is not required). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings, the Borrower and the Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied.

(b) The Borrower has heretofore furnished to the Lenders Holdings’ pro forma consolidated balance sheet and related pro forma consolidated statement of operations as of and for the fiscal year ended December 31, 2012, prepared giving effect to the Transactions as if the Transactions had occurred, in the case of such balance sheet, on such date and, in the case of such statement of operations, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared by the Borrower in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower on the date hereof to be reasonable).

(c) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, whether or not covered by insurance, since December 31, 2012.

SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its property necessary for the conduct of its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes. All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Holdings, the Borrower and each Subsidiary owns, or has rights to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business as currently conducted or as currently proposed to be conducted, and the use thereof by Holdings, the Borrower and each Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any trademarks, trade names, copyrights, patents or other intellectual property owned or used by Holdings, the Borrower or any Subsidiary is pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against Holdings, the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, none of Holdings, the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary or any business, property or rights (other than intellectual property rights, which are addressed in Section 3.05(b)) of any such Person (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) has any present or, to the knowledge of Holdings, the Borrower or any Subsidiary, past operations or properties subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (v) has any contingent liability with respect to any Release, environmental pollution or hazardous material on any real property now or previously owned, leased or operated by it or (vi) knows of any basis to expect any Environmental Liability.

SECTION 3.07. Compliance with Laws. Each of Holdings, the Borrower and each Subsidiary is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Anti-Terrorism Laws. (a) To the extent applicable, Holdings, the Borrower and the Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of the Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary, (i) is a Blocked Person or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and none of Holdings, the Borrower or any Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 3.09. Investment Company Status. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.10. Federal Reserve Regulations. None of Holdings, the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.11. Taxes. Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and (b) has paid or caused to be paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP.

SECTION 3.12. ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur and (ii) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty, (iii) with respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with all Requirements of Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained and (iv) the present value of the aggregate accumulated benefit obligations of all Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.13. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of Holdings, the Borrower or any Subsidiary to the Arrangers, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).

SECTION 3.14. Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity

Interests are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents and the ABL Credit Agreement Documents and any nonconsensual Liens permitted by Section 6.02). Except as set forth in Schedule 3.14, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings, the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in the Borrower or any Subsidiary.

SECTION 3.15. Labor Matters. As of the Effective Date, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns or any other material labor disputes against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened and (ii) there are no unfair labor practice complaints pending against Holdings, the Borrower or any Subsidiary or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against any of them before the National Labor Relations Board or other Governmental Authority.

SECTION 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, and giving effect to the rights of indemnification, subrogation and contribution under the Collateral Agreement, (a) the fair value of the assets of Holdings and its subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings and its subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and its subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) Holdings and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date. For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.17. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and (i) when such Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (it being understood and agreed that such Collateral is subject to the terms of the Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) (subject to subsections (b) and (c) of this Section 3.17) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 (it being understood and agreed that such Liens are subject to the terms of the Intercreditor Agreement).

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that such Liens are subject to the terms of the Intercreditor Agreement).

(c) Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that such Liens are subject to the terms of the Intercreditor Agreement, and it being further understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

SECTION 3.18. Designation as Senior Debt. All Obligations shall be designated as “Senior Indebtedness” and “Designated Senior Indebtedness” or a similar term or designation for purposes of and as defined in, any documentation with respect to any subordinated Indebtedness.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received from each party hereto or thereto either (i) a counterpart of this Agreement and each other Loan Document (excluding the Mortgages, which shall be delivered in accordance with Section 5.14) signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each other Loan Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Simpson Thacher & Bartlett LLP, counsel for Holdings, the Borrower and the Subsidiaries, substantially in the form of Exhibit B (A) dated as of the Effective Date and (B) covering such other matters relating to the Loan Parties or the Loan Documents as the Administrative Agent shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in (i) the first sentence of paragraph (j) of this Section and (ii) paragraphs (g) and (h) of this Section.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document, except as otherwise set forth in the Collateral and Guarantee Requirement or Section 5.14. The Administrative Agent shall have received (i) a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released or terminated and (ii) evidence that the Control Agreements contemplated by the Collateral and Guarantee Requirement shall have been established.

(g) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects), except in the case of any such representation or warranty that expressly relates to a prior date, in which case such representation or warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(h) At the time of and immediately after giving effect to the Borrowings, no Default shall have occurred and be continuing.

(i) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(j) The Borrower shall have received, or substantially contemporaneously with the initial funding of the Loans on the Effective Date shall receive, gross cash proceeds of not less than $250,000,000 from the issuance of the Senior Unsecured Notes. The Administrative Agent shall have received copies of the Senior Unsecured Notes Documents, certified by a Financial Officer as complete and correct.

(k) The Lenders shall have received the financial statements, opinions and certificates referred to in Sections 3.04(a) and 3.04(b).

(l) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, none of Holdings, the Borrower or any Subsidiary shall have outstanding any shares of Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Unsecured Notes, (iii) Indebtedness incurred pursuant to the ABL Credit Agreement and (iv) other Indebtedness permitted under Section 6.01.

(m) The Lenders shall have received a certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit L, certifying as to the solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

(n) The Lenders shall have received a detailed business plan of Holdings and its subsidiaries for the fiscal years 2013 through 2017 (including but not limited to quarterly projections for the first four fiscal quarters ending after the Effective Date).

(o) The Lenders shall have received, at least five business days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested at least ten business days prior to the Effective Date.

(p) The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 25, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, the following:

(a) within 90 days after the end of each fiscal year of Holdings (or such later date as Form 10-K of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Holdings or the Borrower gives the Administrative Agent notice of any such extension), its audited consolidated balance sheet and audited consolidated statements of operations, shareholder’s equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit other than with respect to the Borrower’s internal controls over financial reporting for which an opinion as to effectiveness is not required) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings, the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings, the Borrower and the consolidated Subsidiaries;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or such later date as Form 10-Q of Holdings is required to be filed with the SEC taking into account any extension granted by the SEC, provided that Holdings or the Borrower gives the Administrative Agent notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of operations, shareholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings, the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of Holdings, the Borrower and the consolidated Subsidiaries;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations, in the case of financial statements delivered under clause (a) above, beginning with the financial statements for the fiscal year of Holdings ending December 31, 2013, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of Holdings’ audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the receipt thereof by Holdings, the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(e) concurrently with any delivery of financial statements under clause (a) above, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be furnished pursuant to clause (a) or (b) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent. In addition, a Financial Officer shall also participate in a quarterly conference call with the Lenders (which call may be combined with the quarterly conference call with the holders of the Senior Unsecured Notes) to discuss Holdings’ financial condition and results of operations.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Holdings or the Borrower to the Administrative Agent, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;

(c) any other development (including notice of any Environmental Liability or ERISA Event) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a) Holdings and the Borrower will furnish to the Administrative Agent, prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), Holdings and the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of each of Holdings and the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date).

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) Holdings, the Borrower and each Subsidiary from allowing its respective patents, copyrights, trademarks and trade names to lapse, expire or become abandoned in the ordinary course of business or its reasonable business judgment, as applicable.

SECTION 5.05. Payment of Taxes. Each of Holdings and the Borrower will, and will cause each Subsidiary to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower will, and will cause each Subsidiary to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board of Governors. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times but no more often than two times during any calendar year.

SECTION 5.09. Compliance with Laws. Each of Holdings and the Borrower will, and will take reasonable action to cause each Subsidiary to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Use of Proceeds. The proceeds of the Term Loans, together with the proceeds of the Senior Unsecured Notes and cash on hand, will be used solely for the payment of (a) first, fees and expenses payable in connection with the Transactions, (b) second, principal, premium, if any, accrued but unpaid interest and fees and other amounts due or outstanding under the Existing Indebtedness and (c) third, to the extent of the remaining proceeds thereof, the Effective Date Dividend and the Dana Seller Note Payment, as well as the repayment of the Preferred Equity. The proceeds of the Incremental Term Loans (unless otherwise provided in the applicable Incremental Facility Amendment), will be used solely for working capital and other general corporate purposes (including Permitted Acquisitions and Permitted Foreign Acquisitions) of Holdings, the Borrower and the Subsidiaries.

SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Effective Date, then the Borrower will, as promptly as practicable and, in any event, within 30 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.12. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to, and shall cause each Subsidiary Loan Party to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.13. Rated Credit Facilities. Each of Holdings and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s and, in the case of the Borrower, will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.14. Post-Closing Matters. As promptly as practicable, and in any event within 120 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing), after the Effective Date, Holdings and the Borrower shall, and shall cause each other Loan Party to, deliver all Mortgages that are required to be delivered pursuant to the Collateral and Guarantee Requirement, except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.15. Designation as Senior Debt. Holdings shall, and shall cause each of its subsidiaries to, designate all Obligations as “Senior Indebtedness” and “Designated Senior Indebtedness” or as a similar term or designation for purposes of and as defined in, any documentation with respect to any subordinated Indebtedness.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created hereunder and under the other Loan Documents;

(ii) (A) the Senior Unsecured Notes in an aggregate principal amount not to exceed $250,000,000 and (B) Refinancing Indebtedness in respect of the Senior Unsecured Notes issued pursuant to clause (A) above (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Unsecured Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Unsecured Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Unsecured Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if (1) the proceeds of such Refinancing Indebtedness are applied to make such repurchase or redemption no later than 90 days following the date of the incurrence thereof and (2) at all times pending such application all the proceeds of such Refinancing Indebtedness are held in an account with the Administrative Agent, subject to its exclusive dominion and control, including the exclusive right of withdrawal, as collateral for the payment and performance of the obligations of the Borrower under this Agreement (with the Administrative Agent hereby agreeing that it shall permit the Borrower to withdraw funds from such account upon request if (x) at the time thereof, no Event of Default shall have occurred and be continuing, (y) immediately following such withdrawal, such funds shall be applied to make any such repurchase or redemption of the Senior Unsecured Notes or to repay any such Refinancing Indebtedness and (z) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower as to the matters set forth in the preceding clauses (x) and (y));

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on the terms set forth in the Intercompany Indebtedness Subordination Agreement;

(v) Guarantees by Holdings or the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(iii) or (a)(vii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Senior Unsecured Notes or the Indebtedness under the ABL Credit Agreement shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(vi) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement, and (B) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $25,000,000 at any time outstanding;

(vii) (A) Indebtedness of any Person that becomes a Subsidiary Loan Party (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary Loan Party in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (B) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to clause (A) above.

(viii) other Indebtedness in an aggregate principal amount not exceeding the greater of (A) $50,000,000 and (B) 5.0% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to the incurrence of such Indebtedness at any time outstanding;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(xii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(xiii) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition, Permitted Foreign Acquisition or other investment permitted under Section 6.04;

(xiv) Refinancing Term Loan Indebtedness incurred pursuant to Section 2.20; provided that the Net Proceeds thereof are used to make the prepayments required under clause (a)(iii) of Section 2.20.

(xv) Alternative Incremental Facility Debt, provided that the aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.18;

(xvi) Indebtedness in respect of the ABL Credit Agreement and any Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed $225,000,000 at any time outstanding;

(xvii) Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(xviii) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 6.08;

(xix) other Indebtedness of the Borrower or any other Loan Party if, after giving effect to the incurrence thereof and the application of the proceeds thereof, the Total Leverage Ratio is equal to or less than 5.00 to 1.00; and

(xx) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount not exceeding $100,000,000 at any time outstanding if, after giving effect to the incurrence thereof and the application of the proceeds thereof, the Total Leverage Ratio is equal to or less than 5.00 to 1.00.

(b) Holdings will not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents, (ii) Guarantee obligations of the Borrower and the Subsidiaries under the ABL Credit Agreement, (iii) unsecured Guarantees of the Senior Unsecured Notes to the extent required by the Senior Unsecured Notes Documents, (iv) Guarantees of Refinancing Indebtedness and (v) Indebtedness and Guarantees expressly permitted to be incurred or made by Holdings under Section 6.01(a) and Section 6.04.

SECTION 6.02. Liens. (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Subsidiary (other than assets financed by the same financing source in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(iii) as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Holdings, the Borrower or any Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(vii) as Refinancing Indebtedness in respect thereof;

(v) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi)(A) of Section 6.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (vi)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (vi)(B) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (except assets financed by the same financing source in the ordinary course of business);

(vi) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition, Permitted Foreign Acquisition or other transaction permitted hereunder;

(ix) Liens on Collateral securing any Permitted Second Priority Refinancing Debt or Alternative Incremental Facility Debt; provided that such Liens are subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(x) Liens securing obligations under the ABL Credit Agreement or any Refinancing Indebtedness in respect thereof, provided that such Liens are subject to the terms of the Intercreditor Agreement;

(xi) Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01; and

(xii) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding.

(b) Notwithstanding anything herein to the contrary, Holdings will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens referred to in clauses (i), (ii), (iii), (ix) and (x) of Section 6.02(a).

SECTION 6.03. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity or the surviving entity (the “Successor Borrower”) (A) is organized under the laws of the United States, (B) expressly assumes the Borrower’s obligations under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Collateral Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement, (ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party, (iii) any Subsidiary may merge into or consolidate with any Person (other than the Borrower) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary, (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04 and (v) Holdings, the Borrower or any Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect a disposition permitted pursuant to Section 6.05.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date hereof and businesses reasonably related, incidental or ancillary thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto and compliance with its obligations under the Loan Documents, the ABL Credit Agreement and the Senior Unsecured Notes Documents or any Refinancing Indebtedness in respect thereof. Holdings will not own or acquire any material assets (other than Equity Interests of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents or Guarantees permitted by Section 6.01(b), liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) (i) Permitted Acquisitions and (ii) solely in the case of Foreign Subsidiaries, Permitted Foreign Acquisitions;

(c) cash and cash equivalents;

(d) (i) investments existing on the date hereof in the Borrower and the Subsidiaries and (ii) other investments existing on the date hereof and set forth on Schedule 6.04;

(e) investments by Holdings in the Borrower and by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate amount of such investments made by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under subclause (ii) of the proviso to clause (f) of this Section and outstanding Guarantees permitted under the proviso to clause (g) of this Section) shall not exceed the greater of (A) $100,000,000 and (B) 10.0% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to the making of such investments at any time outstanding (in each case determined without regard to any write-downs or write-offs), provided that if any such investment under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section;

(f) loans or advances made by Holdings or the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with investments permitted under subclause (ii) of the proviso to clause (e) of this Section and outstanding Guarantees permitted under the proviso to clause (g) of this Section) shall not exceed the greater of (A) $100,000,000 and (B) 10.0% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to the making of such loans or advances at any time outstanding (in each case determined without regard to any write-downs or write-offs), provided that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section;

(g) Guarantees of Indebtedness that is permitted under Section 6.01 and other obligations, in each case of Holdings, the Borrower or any Subsidiary; provided that the total of the aggregate principal amount of Indebtedness and the aggregate amount of other obligations, in each case of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under subclause (ii) of the proviso to clause (e) of this Section and intercompany loans permitted under subclause (ii) to the proviso to clause (f) of this Section) shall not exceed the greater of (A) $100,000,000 and (B) 10.0% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to the making of such Guarantees at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(h) loans or advances to directors, officers, consultants or employees of Holdings, the Borrower or any Subsidiary made in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as applicable, not exceeding $2,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(k) investments in the form of Hedging Agreements permitted by Section 6.07;

(l) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(m) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(n) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(o) investments that result solely from the receipt by Holdings, the Borrower or any Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(q) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than Holdings, the Borrower and Subsidiaries that are wholly owned Subsidiaries;

(r) loans and advances to Holdings (and by Holdings to its parent) with the Net Proceeds of the sale of all or a portion of Affinia South America, less any amounts declared and paid as a Restricted Payment pursuant to Section 6.08(a)(iii), provided that (x) such loan or advance is made on or prior to the 18-month anniversary of the Effective Date and (y) at the time of the making of such loan or advance, and after giving effect to such sale, Restricted Payment and loan or advance, the Total Leverage Ratio is equal to or less than 5.00 to 1.00;

(s) Guarantees by Holdings, the Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t) investments, loans and advances by Holdings, the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $25,000,000 plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made), less any amounts declared and paid as a Restricted Payment pursuant to Section 6.08(a)(xii)(A) or payments of Indebtedness pursuant to Section 6.08(b)(iv); and

(u) other investments, loans and advances by the Borrower or any Subsidiary (and loans and advances by Holdings) in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding the sum of (i) the greater of (A) $50,000,000 and (B) 5.0% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to the making of such investments, loans or advances plus (ii) the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).

SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete or surplus equipment, (iii) property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction;

(d) (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Subsidiary by the Borrower or a Subsidiary to the extent such sale, transfer or other disposition would be permissible as an investment in a Subsidiary permitted by Section 6.04(e) or (u);

(e) leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(f) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Holdings, the Borrower or any Subsidiary;

(h) dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i) dispositions permitted by Section 6.08;

(j) sale in one or more transactions of Affinia South America;

(k) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this clause (k) shall not exceed during the term of this Agreement the greater of (i) $50,000,000 and (ii) 5% of the consolidated total assets of the Borrower as of the fiscal year most recently ended prior to such sale, transfer, lease or other disposition; and

(l) sales, transfers or other dispositions of accounts receivable in connection with the factoring on a non-recourse basis of such accounts receivable.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value, and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (d), (g) or (h)) since the Effective Date, on a cumulative basis, is in the form of cash or cash equivalents; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

SECTION 6.06. [Reserved.]

SECTION 6.07. Hedging Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Subsidiary has actual exposure (other than those in respect of the Equity Interests or Indebtedness of Holdings, the Borrower or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Junior Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) the Borrower may declare and pay to Holdings, and Holdings may declare and pay, the Effective Date Dividend;

(ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iii) the Borrower may declare and pay a dividend to Holdings (and by Holdings to its parent) with the Net Proceeds of any sale of all or a portion of Affinia South America, less any amounts used to make loans or advances pursuant to Section 6.04(s), provided that (x) such dividend is paid on or prior to the 18-month anniversary of the Effective Date and (y) at the time of declaration and payment of such dividend, and after giving effect to such sale and such dividend, the Total Leverage Ratio is equal to or less than 5.00 to 1.00;

(iv) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(v) Holdings may, and the Borrower may make Restricted Payments to Holdings so that Holdings may, make Restricted Payments, not exceeding $4,000,000 during any fiscal year with unused amounts in any fiscal year being carried over to following calendar years subject to a maximum of $12,000,000, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’ board of directors for directors, officers, consultants or employees of Holdings, the Borrower and the Subsidiaries;

(vi) Holdings or the Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings or the Borrower) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its subsidiaries, not exceeding $4,000,000 during any fiscal year with unused amounts in any fiscal year being carried over to following calendar years subject to a maximum payment of $8,000,000 in any fiscal year, pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its subsidiaries approved by Holdings’ board of directors;

(vii) the Borrower may make Restricted Payments to Holdings, and Holdings may make Restricted Payments to any direct or indirect parent of Holdings, at such times and in such amounts (A) as shall be necessary (but, in any event, not more than $3,000,000 in any fiscal year of Holdings) to permit Holdings (or any direct or indirect parent of Holdings) to discharge its general corporate and overhead expenses (including franchise taxes and directors fees) incurred in the ordinary course of business and other permitted liabilities and (B) as shall be necessary to permit Holdings (or any direct or indirect parent of Holdings) to pay its Tax liabilities; provided, however, that (1) the amount of Restricted Payments pursuant to subclause (B) of this clause (vii) shall not exceed the amount that Holdings, the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local taxes were Holdings, the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers and (2) all Restricted Payments made to Holdings (or any direct or indirect parent of Holdings) pursuant to this clause (vii) are used by Holdings (or such direct or indirect parent of Holdings) for the purposes specified herein;

(viii) Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings;

(ix) Holdings may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options;

(x) the Borrower may make Restricted Payments to the extent necessary to permit Holdings to make payments of or on account of (A) management, consulting and advisory fees and (B) reimbursement of out-of-pocket costs and expenses incurred in connection with management, consulting and advisory services, in each case to the Permitted Holders to the extent permitted by Section 6.09; provided that no Default shall have occurred and be continuing or would result therefrom;

(xi) concurrently with any issuance of Qualified Equity Interests, Holdings may redeem, purchase or retire any Equity Interests of Holdings using the proceeds of, or convert or exchange any Equity Interests of Holdings for, such Qualified Equity Interests; and

(xii) the Borrower may declare and pay to Holdings, and Holdings may declare and pay, dividends in an aggregate amount not to exceed the sum of (A) $25,000,000 (less the amount of any investments, loans or advances made pursuant to Section 6.04(t) or payments of Indebtedness pursuant to Section 6.08(b)(iv)) plus (B) the Available Amount at such time.

(b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations, except for:

(i) payments of Indebtedness created under this Agreement or any other Loan Document;

(ii) regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01; and

(iv) payments of or in respect of Indebtedness in an amount equal to the sum of (A) $25,000,000 (less the amount of any investments, loans or advances made pursuant to Section 6.04(t) or any amounts declared and paid as Restricted Payments pursuant to Section 6.08(c)(xiii)(A)) and (B) the Available Amount at such time.

SECTION 6.09. Transactions with Affiliates. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Loan Parties not involving any other Affiliate, (iii) advances, equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests and other Restricted Payments permitted under Section 6.08 and investments, loans and advances to Subsidiaries permitted under Section 6.04 and any other transaction involving the Borrower and the Subsidiaries permitted under Section 6.03 to the extent such transaction is between the Borrower and one or more Subsidiaries or between two or more Subsidiaries and Section 6.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) any contribution to the capital of Holdings by the Permitted Holders or any purchase of Equity Interests in Holdings by the Permitted Holders not prohibited by this Agreement, (v) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors (including, without limitation, in connection with the Effective Date Dividend) and (vii) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors.

(b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, make any payment of or on account of monitoring or management or similar fees to the Sponsor in an aggregate amount in any fiscal year in excess of $3,000,000.

SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary, to transfer any of its properties or assets to the Borrower or any other Subsidiary or to grant Liens on its assets (including Equity Interests) to the Collateral Agent; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any other Loan Document, any Incremental Facility Amendment, the ABL Credit Agreement, any Refinancing Facility Agreement or any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness, (B) restrictions and conditions imposed by the Senior Unsecured Notes Documents as in effect on the date hereof or any agreement or document evidencing Refinancing Term Loan

Indebtedness in respect of the Senior Unsecured Notes Documents permitted under clause (ii) of Section 6.01(a); provided that the restrictions and conditions contained in any such agreement or document taken as a whole are not materially less favorable to the Lenders than the restrictions and conditions imposed by the Senior Unsecured Notes Documents, (C) in the case of any Subsidiary that is not a wholly owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of Holdings, the Borrower or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect) and (F) customary restrictions and conditions imposed by any agreement governing Indebtedness or other obligations of a Foreign Subsidiary; (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) of Section 6.01(a) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof; and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) if such restrictions and conditions apply only to such Subsidiary and its subsidiaries.

SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive, (a) its certificate of incorporation, bylaws or other organizational documents, (b) any of the Senior Unsecured Notes Documents or (c) the ABL Credit Agreement Documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to Holdings, the Borrower, any Subsidiary or to the Lenders or be prohibited by the terms of the Intercreditor Agreement.

SECTION 6.12. Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters; provided that the Borrower may make one election after the Effective Date to change its fiscal year end if the Borrower shall provide the Lenders with such financial information as is reasonably useful to allow the Lenders to compare the financial position and results of operations of the Borrower and the Subsidiaries prior and subsequent to such change for all relevant fiscal periods of the Borrower and the Subsidiaries.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or statement of fact made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of Holdings or the Borrower) or 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness, including without limitation, the Senior Unsecured Notes and Indebtedness issued pursuant to the ABL Credit Agreement, when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired; the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) except as otherwise provided in Section 7.02, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) except as otherwise provided in Section 7.02, Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Holdings, the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Section;

(j) Holdings, the Borrower or any Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any Security Document, including the Intercreditor Agreement, shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(o) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in such paragraph that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have consolidated total assets that equal 2.5% or more of the consolidated total assets and (b) did not have revenues during the four fiscal quarter period of the Borrower most recently ended equal to or greater than 2.5% of the consolidated revenues of Holdings; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Subsidiaries as of such last day may not exceed 5.0% of the consolidated total assets of Holdings and the aggregate consolidated revenues of all such excluded Subsidiaries for such four fiscal quarter period may not exceed 5.0% of the consolidated revenues of Holdings.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. It is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or any other Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or wilful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by Holdings and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Holdings, the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document except as expressly provided in the Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.14, 2.15 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Co-Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Holdings or the Borrower, to it at Affinia Group Inc., 1101 Technology Drive, Ann Arbor, MI 48108, Attention of General Counsel (Fax No. (734) 827-5403);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, Attention of John Getchius (Fax No.: 302-634-4250), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Robert Kellas (Fax No. 212-270-5100); and

(iii) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform. Holdings and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Sections 2.18, 2.19, 2.20 and 9.02(c), and subject to Section 9.04(f), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender affected thereby, (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.08 or the applicable Incremental Facility Amendment, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (v) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release of any Guarantee), (vi) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (vii) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, or (viii) change the rights of the Tranche B-1 Term Lenders or the Tranche B-2 Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche B-1 Term Lenders, Tranche B-2 Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche B-1 Term Loans, Tranche B-2 Term Loans or Incremental Term Loans of such Class, as applicable; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the prior written consent of the

Administrative Agent, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding any of the foregoing, (1) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (2) this Agreement may be amended to provide for Incremental Term Facilities in the manner contemplated by Section 2.18, the extension of the Maturity Date as provided in Section 2.19 and the incurrence of Refinancing Commitments and Refinancing Term Loan Indebtedness as provided in Section 2.20, in each case without any additional consents.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender” for purposes of this clause (c)), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the Administrative Agent is not such Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.09(f) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.09(f)) or the Borrower (in the case of all other amounts (including any amount payable pursuant to Section 2.09(f), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Any assignment required pursuant to this Section 9.02(c) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment shall not be required to be a party to such Assignment and Assumption.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Holdings and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including the reasonable fees, charges and disbursements of a single counsel in each jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Holdings and the Borrower shall indemnify the Administrative Agent, the Lenders and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)) , incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they (A) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the wilful misconduct or gross negligence of such Indemnitee, (B) result from a claim brought by Holdings, the Borrower or any Subsidiary against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations under this Agreement or any other Loan Document if Holdings, the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a proceeding that does not involve an act or omission by Holdings, the Borrower or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that Holdings and the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined by its share of the sum of the outstanding Term Loans and unused Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d) To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, or permit any of their respective Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if a payment or bankruptcy Event of Default has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $1,000,000 (treating contemporaneous assignments by or to two or more Approved Funds as a single assignment for purposes of such minimum transfer amount), unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations by or to two or more Approved Funds, (2) the Administrative Agent may waive or reduce such fee in its sole discretion and (3) with respect to any assignment and delegation pursuant to Section 2.17(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.15(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c) Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood and agreed that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement (including, without limitation, the definition of “Eligible Assignee”), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this paragraph (which assignment and delegation will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;

(iii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iv) to the extent permitted by applicable law and not giving rise to any adverse tax consequence, any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (A) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (B) any purchase of Term Loans pursuant to this paragraph (f) shall not constitute a voluntary prepayment of Term Loans for purposes of this Agreement); provided that, if the cancellation of any such Term Loans is not permitted by applicable law or gives rise to adverse tax consequences, then the Purchasing Borrower Party holding such Term Loans shall be subject to the limitations set forth in the second and third paragraphs of Section 9.04(f) to the same extent as if such Purchase Borrower Party were, instead, a Purchasing Debt Affiliate;

(v) the Purchasing Borrower Party shall either (A) not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party or (B) advise the assigning Lender that it cannot make the statement in the foregoing clause (A), except to the extent that such Lender has entered into a customary “big boy” letter with Holdings or the Borrower; and

(vi) no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans.

(f) Purchasing Debt Affiliates. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Debt Affiliate in accordance with this paragraph; provided that:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) the assigning Lender and Purchasing Debt Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(iii) no Term Loan may be assigned or delegated to a Purchasing Debt Affiliate pursuant to this paragraph if, after giving effect to such assignment or delegation, Purchasing Debt Affiliates in the aggregate would own in excess of 25% of all Term Loans then outstanding;

(iv) the Purchasing Debt Affiliate shall either (A) not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of the applicable assignment and delegation to such Purchasing Debt Affiliate or (B) advise the assigning Lender that it cannot make the statement in the foregoing clause (A), except to the extent that such Lender has entered into a customary “big boy” letter with Holdings or the Borrower; and

(v) the requirements of Section 9.04(b) (other than the requirement to deliver an Assignment and Assumption) shall have been satisfied with respect to each such assignment and delegation as if such Purchasing Debt Affiliate were an Eligible Assignee.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Purchasing Debt Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or the Lenders to which representatives of Holdings, the Borrower and the Subsidiaries are not invited, (ii) receive any information or material prepared by the Administrative Agent, the Arranger or any Lender or any communication by or among the Administrative Agent, the Arranger and/or the Lenders, except to the extent such information or materials have been made available to Holdings, the Borrower, any Subsidiary or their respective representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any Lender under this Agreement or any other Loan Document.

Furthermore, notwithstanding anything in Section 9.02 or the definition of the term “Required Lenders” to the contrary, (a) for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to this Agreement or any other Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans held by any Purchasing Debt Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the requisite vote of any Class of Lenders have taken any actions and (b) with respect to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document that requires the consent of all, or all affected, Lenders, the Term Loans held by any Purchasing Debt Affiliate shall be deemed to be outstanding only if such amendment, modification, waiver, consent or other action would have a disproportionately adverse effect on such Purchasing Debt Affiliate.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.16(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender or any such Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement and although such obligations of Holdings or the Borrower are owed to a branch or office of such Lender or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and any such Affiliate may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each of Holdings and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Holdings, the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower. For purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act, and each Loan Party agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.

SECTION 9.16. No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or any of their respective Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b) Holdings, the Borrower and each Lender acknowledge that, if information furnished by Holdings or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by Holdings and the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18. Intercreditor Agreement. The Lenders acknowledge that the obligations of the Borrower under the ABL Credit Agreement are secured by Liens on assets of the Borrower and the other Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Lenders hereunder and the secured parties under the ABL Credit Agreement will be set forth in the Intercreditor Agreement. Each Lender hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each Lender hereby irrevocably (a) consents to the subordination of the Liens on the ABL Priority Collateral securing the Loan Document Obligations on the terms set forth in the Intercreditor Agreement, (b) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement and (ii) to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Loan Document Obligations as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. The foregoing provisions are intended as an inducement to the secured parties under the ABL Credit Agreement to extend credit to the Borrower and such secured parties are intended third party beneficiaries of such provisions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.,

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Vice President, Treasurer

AFFINIA GROUP INC.,

by	/s/ Thomas Kaczynski
Name: Thomas Kaczynski
Title: Vice President, Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent,

by	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

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